Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES SECOND-QUARTER RESULTS;
UPDATES OUTLOOK FOR 2017

•	Second-quarter net sales increased 1.5%, including the impact of acquisitions and foreign currency exchange rates:

•	Acquisitions a 0.5 point benefit

•	Unfavorable foreign currency exchange rates a 0.3 point headwind

•	Second-quarter earnings per share-diluted of $0.95 as reported and $1.09 adjusted

•	Outlook for 2017 net sales updated; adjusted earnings per share-diluted reaffirmed:

•	Full-year net sales expected to increase around 1%, including unfavorable foreign currency exchange rates of about 0.25 points

•	Reported earnings per share-diluted expected to be in the $3.41 to $3.60 range

•	Adjusted earnings per share-diluted expected to increase around the high end of the 7% to 9% range of $4.72 to $4.81

•	Quarterly dividend declared on Common Stock and increased 6%
HERSHEY, Pa., July 26, 2017 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 2, 2017. Consolidated net sales were $1,663.0 million compared with $1,637.7 million for the second quarter of 2016. Reported net income for the second quarter of 2017 was $203.5 million or $0.95 per share-diluted, compared with $146.0 million or $0.68 per share-diluted for the comparable period of 2016.
“Second-quarter results were solid and we’re making progress against our strategic initiatives in a rapidly changing marketplace,” said Michele Buck, President and Chief Executive Officer, The Hershey Company. “I am pleased with our innovation performance and second-quarter U.S. retail takeaway of 4.0% driven by our core brands at Easter where we gained 1.6 market share points in this important season. Non-seasonal candy, mint and gum (CMG) category growth was impacted by retail trips that continue to be choppy and pressure total sales within the box. We plan to increase investments and leverage Hershey’s competitive advantages to strengthen and expand our CMG and snacks businesses while delivering strong gross margin expansion and operating profit growth.

“I’m also pleased to announce that the Board of Directors has approved a dividend increase of 6%,” Buck continued. “The company continues to generate steady free cash flow and has a strong balance sheet. This dividend increase reflects our confidence in Hershey's marketplace position and long-term growth potential.”
The company forecasts growth in U.S. retail takeaway and market share in the second half of the year, despite the broader retail industry challenges that are expected to persist. Therefore, the company now expects full-year net sales growth to be around 1%, while adjusted earnings per share-diluted growth is expected to remain at the high-end of the range.
As described in the Note below, for the second quarter of 2017, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $28.9 million, or $0.14 per share-diluted. For the second quarter of 2016, items impacting comparability totaled $32.9 million, or $0.17 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $233.1 million, or $1.09 per share-diluted, for the second quarter of 2017, compared with $182.6 million, or $0.85 per share-diluted, for the same period of 2016. Reported gross margin of 45.9% represented an increase of 30 basis points versus the second quarter of 2016, while reported operating profit of $315.3 million in the second quarter of 2017 resulted in operating margin of 19.0%.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Derivative Mark-to-Market Losses (Gains)	$11.6	$(39.9)	$0.06	$(0.11)
Business Realignment Activities	14.4	62.1	0.04	0.25
Acquisition Integration Costs	—	1.5	—	—
Non-Service Related Pension Expense	4.2	9.2	0.01	0.03
Noncontrolling Interest Share of Business Realignment and Impairment Charges (After-Tax)	(1.3)	—	(0.01)	—
Long-Lived Asset Impairment Charges*	—	—	0.04	—
	$28.9	$32.9	$0.14	$0.17
* There were no pre-tax impairment charges associated with long-lived assets during the three months ended July 2, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an earnings per share- (EPS) diluted impact for each of the quarters throughout 2017.

For the first six months of 2017, consolidated net sales were $3,542.7 million compared with $3,466.5 million for the same period of 2016, an increase of 2.2%. Reported net income for the first six months of 2017 was $328.5 million or $1.53 per share-diluted, compared with a $375.8 million or $1.74 per share-diluted for the comparable period of 2016. For the first six months of 2017 and 2016, these results, prepared in accordance with GAAP, included items impacting comparability of $245.6 million and $60.7 million, or $0.87 and $0.21 per share-diluted, respectively. Adjusted net income, which excludes these items, was $515.2 million, or $2.40 per share-diluted, for the first six months of 2017, compared with $421.5 million, or $1.95 per share-diluted, for the same period of 2016, an increase of 23% in adjusted earnings per share-diluted.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Six Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Derivative Mark-to-Market Gains	$(5.5)	$(4.9)	$(0.03)	$(0.01)
Business Realignment Activities	61.4	76.5	0.21	0.30
Acquisition Integration Costs	0.3	1.5	—	—
Non-Service Related Pension Expense	8.6	14.3	0.02	0.04
Noncontrolling Interest Share of Business Realignment and Impairment Charges (After-Tax)	(27.9)	—	(0.13)	—
Settlement of Shanghai Golden Monkey (SGM) Liability	—	(26.7)	—	(0.12)
Long-Lived Asset Impairment Charges	208.7	—	0.80	—
	$245.6	$60.7	$0.87	$0.21
In 2017, the company expects reported earnings per share-diluted of $3.41 to $3.60, including items impacting comparability of approximately $1.21 to $1.31 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.30 to $0.40 per share-diluted, including Margin for Growth Program costs of $0.25 to $0.35 per share-diluted, long-lived asset impairment charges of $0.85 per share-diluted relating to the Margin for Growth Program, and non-service related pension expense (NSRPE) of about $0.06 per share-diluted. The total per share-diluted impact relating to the Margin for Growth Program, included in the amounts above, is currently estimated to be $1.10 to $1.20.
Additionally, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.656 on the Common Stock and $0.596 on the Class B Common Stock, an increase of about 6% on both classes of stock, or $0.038 and $0.034 per share, respectively.

Second-Quarter Performance
Consolidated net sales were $1,663.0 million in the second quarter of 2017, an increase of 1.5% versus the second quarter of 2016. Excluding the effect of foreign currency translation, a 0.3 point headwind, net sales increased 1.8% versus the year-ago period. Net sales growth was driven by the North America segment which benefited from innovation and the barkTHINS brand acquisition. Additionally, earlier than anticipated shipments of new stand-up packaging and distributor changes by some customers resulted in greater levels of inventory at retail. As is typically the case, the company expects full-year U.S. retail takeaway and net sales growth to be similar. Volume was a 1.2 point contribution to sales growth and acquisitions were a 0.5 point benefit. Net price realization was 0.1 points favorable.
Adjusted gross margin was 47.1% in the second quarter of 2017, compared to 45.5% in the second quarter of 2016. The 160 basis point increase was primarily driven by lower input costs and supply chain productivity and costs savings initiatives. Total advertising and related consumer marketing expense was about the same as the second quarter of 2016. Given the retail environment and the level of in-store activity the company has planned over the remainder of the year, advertising and related consumer marketing expense is expected to accelerate in the second half of the year. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, declined 3.7% in the quarter driven by the cost savings and efficiency initiatives discussed in prior quarters, which more than offset investments in go-to-market capabilities. As a result, consolidated adjusted operating profit of $345.6 million in the second quarter of 2017 increased 16.9% versus the second quarter of 2016.
As anticipated, the second-quarter tax rate of 25% declined versus the prior year period. The reduction was primarily driven by a favorable rate differential related to supply chain and international operations, as well as the adoption of Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments.

Outlook
Hershey is making progress against the growth initiatives outlined at its investor update earlier this year. In the second half of the year the company has strong in-store activity and innovation, including the continued roll-out of Hershey's Cookie Layer Crunch bars, Reese's and Hershey's Crunchers candies and Reese's Crunchy Cookie Cups. Additionally, the company has solid Halloween and Holiday plans and advertising and related consumer marketing expense is expected to be higher over the remainder of the year. CMG and snacks have inherent advantages such as impulsivity, seasons, and multiple pack types for many different usage occasions. This facilitates merchandising and display within different parts of the box where there is foot traffic, like the perimeter and at checkout. However, the company expects that the broader industry challenges at the retail level will persist over the remainder of the year. Given the second quarter timing impacts described above, net sales in the second half of the year are anticipated to be about the same as the year-ago period. Therefore, we estimate Hershey full-year 2017 net sales growth to be around 1%, including unfavorable foreign currency exchange rates of about 0.25 points. This is lower than the previous forecast for full-year net sales growth around the low end of the 2% to 3% range.
There is no change to the company’s full-year outlook related to the increase in adjusted gross margin. We continue to forecast strong productivity and cost savings initiatives and don't expect input cost inflation. These gains will offset unfavorable product mix and lower fixed volume absorption in the second half of the year. Our brands typically respond positively to marketplace investments and we continue to expect that advertising and related consumer marketing expense, as well as selling general and administrative costs, will increase for the full year 2017 versus 2016. These investments in marketing, technology, IT capabilities and analytic approaches should be enablers of profitable growth. Additionally, the company anticipates its effective adjusted tax rate will be 1 percentage point lower than its prior forecast. As a result, the company continues to expect the full year increase in adjusted earnings per share-diluted to be around the high end of its outlook of $4.72 to $4.81, a 7% to 9% increase versus last year.

Business Segment Results
The following are comments about segment performance for the second quarter of 2017 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.
North America (U.S. and Canada)
Hershey’s North America net sales were $1,477.0 million in the second quarter of 2017, an increase of 2.2% versus the same period last year. Excluding the 0.3 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 2.5%. Volume was a 1.7 point contribution to sales growth and greater than forecast due to the aforementioned timing of shipments. Net price realization was 0.2 points favorable and the barkTHINS brand acquisition was a 0.6 point benefit in the second quarter of 2017.
Total Hershey U.S. retail takeaway1 for the 24 weeks ended July 8, 2017, which along with the comparable period in 2016 encompasses each year’s entire Easter season results, increased 1.4% in the expanded all outlet combined plus convenience store channels (xAOC+C-store), resulting in a market share gain of 0.1 points. Hershey’s U.S. CMG retail takeaway for the 24 weeks ended July 8, 2017, in the xAOC+C-store measured channels increased 2.0%, resulting in a CMG market share gain of 0.3 points.
North America segment income increased 8.1% to $460.4 million in the second quarter of 2017, compared to $425.7 million in the second quarter of 2016. The increase in segment income was driven by a gross profit increase of about 5.4% versus the second quarter of 2016, partially offset by higher levels of selling expense, investments in greater go-to-market capabilities and increased depreciation and amortization.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.
International and Other
Second-quarter net sales for Hershey’s International and Other segment declined 3.6% to $186.0 million. Volume declined 2.1 points and net price realization was a 1.4 point headwind. Excluding the 0.1 point impact of unfavorable foreign currency exchange rates, net sales declined 3.5%. Combined constant currency net sales growth in Mexico, Brazil and India was about 10%. As expected, China net sales declined versus last year due to continued softness in the chocolate category throughout modern trade and select SKU rationalization. International and Other segment income of $8.4 million compares to a segment loss of $3.5 million in the second quarter of 2016. Combined income in Latin America, India and export markets improved versus the prior year and performance in China benefited from initiatives related to the Margin for Growth program.

Unallocated Corporate Expense
Hershey's unallocated adjusted corporate expense in the second quarter of 2017 was $123.2 million, a decline of $3.5 million versus the same period of 2016. Savings were driven primarily by productivity and cost savings initiatives.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on second-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, impairment of long-lived assets, acquisition integration costs, settlement of the SGM liability, NSRPE and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Six Months Ended
In thousands except per share data	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Reported gross profit	$763,210	$747,398	$1,669,770	$1,564,774
Derivative mark-to-market losses (gains)	11,556	(39,886)	(5,532)	(4,940)
Business realignment activities	5,772	33,965	6,262	33,478
NSRPE	2,705	3,271	5,565	6,512
Non-GAAP gross profit	$783,243	$744,748	$1,676,065	$1,599,824

Reported operating profit	$315,341	$262,762	$507,272	$602,271
Derivative mark-to-market losses (gains)	11,556	(39,886)	(5,532)	(4,940)
Business realignment activities	14,454	62,095	61,442	76,525
Acquisition integration costs	11	1,462	311	1,462
NSRPE	4,215	9,205	8,583	14,306
Long-lived asset impairment charges	—	—	208,712	—
Non-GAAP operating profit	$345,577	$295,638	$780,788	$689,624

Reported provision for income taxes	$78,390	$87,340	$148,503	$197,237
Derivative mark-to-market losses (gains)*	(847)	(15,117)	352	(1,872)
Business realignment activities*	5,783	7,295	17,200	10,833
Acquisition integration costs*	4	554	118	554
NSRPE*	1,605	3,515	3,269	5,468
Long-lived asset impairment charges**	(7,227)	—	37,974	—
Non-GAAP provision for income taxes	$77,708	$83,587	$207,416	$212,220

Reported net income	$203,501	$145,956	$328,545	$375,788
Derivative mark-to-market losses (gains)	12,403	(24,769)	(5,884)	(3,068)
Business realignment activities	8,671	54,827	44,242	65,687
Acquisition integration costs	7	908	193	908
NSRPE	2,610	5,690	5,314	8,838
Long-lived asset impairment charges	7,227	—	170,738	—
Noncontrolling interest share of business realignment and impairment charges	(1,296)	—	(27,962)	—
Settlement of SGM liability	—	—	—	(26,650)
Non-GAAP net income	$233,123	$182,612	$515,186	$421,503

Reported EPS - Diluted	$0.95	$0.68	$1.53	$1.74
Derivative mark-to-market losses (gains)	0.06	(0.11)	(0.03)	(0.01)
Business realignment activities	0.04	0.25	0.21	0.30
NSRPE	0.01	0.03	0.02	0.04
Long-lived asset impairment charges	0.04	—	0.80	—
Noncontrolling interest share of business realignment and impairment charges	(0.01)	—	(0.13)	—
Settlement of SGM liability	—	—	—	(0.12)
Non-GAAP EPS - Diluted	$1.09	$0.85	$2.40	$1.95

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly effective tax rate.
** There were no pre-tax impairment charges associated with long-lived assets during the three months ended July 2, 2017. However, the long-lived asset impairment charge in the first quarter of 2017 was not treated as a discrete tax item. Therefore, the tax impact was included in the estimated annual effective tax rate resulting in an EPS-diluted impact for each of the quarters throughout 2017.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Six Months Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
As reported gross margin	45.9%	45.6%	47.1%	45.1%
Non-GAAP gross margin (1)	47.1%	45.5%	47.3%	46.2%

As reported operating profit margin	19.0%	16.0%	14.3%	17.4%
Non-GAAP operating profit margin (2)	20.8%	18.1%	22.0%	19.9%

As reported effective tax rate	27.9%	37.4%	33.0%	34.4%
Non-GAAP effective tax rate (3)	25.0%	31.4%	28.7%	33.5%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended July 2, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	6.8%	(5.6)%	12.4%
Total North America segment	2.2%	(0.3)%	2.5%

International and Other segment
Mexico	13.9%	(3.0)%	16.9%
Brazil	12.4%	9.6%	2.8%
India	5.4%	3.7%	1.7%
Greater China	(31.2)%	(2.4)%	(28.8)%
Total International and Other segment	(3.6)%	(0.1)%	(3.5)%

Total Company	1.5%	(0.3)%	1.8%

We also present the percentage change in projected 2017 net sales on a constant currency basis.  To determine this, projected 2017 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2016 results translated into U.S. dollars using the same 2016 average monthly exchange rates.

Below is a reconciliation of projected 2017 and full-year 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2017 (Projected)	2016
Reported EPS – Diluted	$3.41 - $3.60	$3.34
Derivative mark-to-market losses	—	0.66
Business realignment costs (including Margin for Growth Program costs)	0.30 - 0.40	0.42
Acquisition and integration costs	—	0.02
Non-service related pension expense	0.06	0.08
Settlement of SGM liability	—	(0.12)
Long-lived asset impairment charges	0.85	0.01
Adjusted EPS – Diluted	$4.72 - $4.81	$4.41
Our 2017 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market Losses (Gains) on Commodity Derivatives: Commensurate with our discontinuance of hedge accounting treatment for commodity derivatives, we are adjusting the mark-to-market losses (gains) on such commodity derivatives, until such time as the related inventory is sold. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that reflects the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the Company’s supply chain, streamlining the Company’s operating model and reducing administrative expenses to generate long-term savings.   For the three- and six-month periods of 2017, business realignment charges related primarily to severance expenses related to this program, in addition to severance expenses incurred under a voluntary separation plan included within the Operational Optimization Program, a program commenced in 2016 to optimize our production and supply chain network, including the integration of the China sales force and consolidation of production within certain facilities in China and North America.  During the three- and six-month periods of 2016, we incurred initial costs relating primarily to non-cash accelerated depreciation expense, severance expense, and other third-party advisory costs relating to this program, in addition to pension settlement charges driven by individuals who departed under the 2015 productivity initiative receiving lump-sum pension distributions.

Acquisition Integration Costs: Costs incurred during the three- and six-month periods of 2017 and 2016 related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year.  Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans have been closed to new participants for a number of years, resulting in ongoing service costs that are stable and predictable.

Long-Lived Asset Impairment Charges: During the first quarter of 2017, in conjunction with the Margin for Growth Program, we wrote-down certain intangible assets and property, plant and equipment.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the loss attributed to the noncontrolling interest.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016. All information in this press release is as of July 26, 2017. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 2, 2017 and July 3, 2016
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2017	2016	2017	2016

Net sales			$1,662,991	$1,637,671	$3,542,669	$3,466,483
Cost of sales			899,781	890,273	1,872,899	1,901,709
Gross profit			763,210	747,398	1,669,770	1,564,774

Selling, marketing and administrative expense			445,888	462,531	907,788	934,265
Long-lived asset impairment charges			—	—	208,712	—
Business realignment costs			1,981	22,105	45,998	28,238

Operating profit			315,341	262,762	507,272	602,271
Interest expense, net			24,126	21,338	47,867	42,343
Other (income) expense, net			10,098	8,128	9,927	(13,097)

Income before income taxes			281,117	233,296	449,478	573,025
Provision for income taxes			78,390	87,340	148,503	197,237

Net income including noncontrolling interest			202,727	145,956	300,975	375,788

Less: Net loss attributable to noncontrolling interest			(774)	—	(27,570)	—
Net income attributable to The Hershey Company			$203,501	$145,956	$328,545	$375,788

Net income per share	- Basic	- Common	$0.98	$0.70	$1.58	$1.79
	- Diluted	- Common	$0.95	$0.68	$1.53	$1.74
	- Basic	- Class B	$0.89	$0.64	$1.44	$1.64

Shares outstanding	- Basic	- Common	152,466	152,774	152,393	154,283
	- Diluted	- Common	214,640	214,504	214,585	216,054
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			45.9%	45.6%	47.1%	45.1%
Operating profit margin			19.0%	16.0%	14.3%	17.4%
Net margin			12.2%	8.9%	9.3%	10.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 2, 2017 and July 3, 2016
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2017	2016	% Change	2017	2016	% Change
Net sales:
North America	$1,477,014	$1,444,841	2.2%	$3,154,160	$3,078,312	2.5%
International and Other	185,977	192,830	(3.6)%	388,509	388,171	0.1%
Total	$1,662,991	$1,637,671	1.5%	$3,542,669	$3,466,483	2.2%

Segment income (loss):
North America	$460,382	$425,723	8.1%	$1,013,520	$955,113	6.1%
International and Other	8,368	(3,462)	NM	10,091	(16,695)	NM
Total segment income	468,750	422,261	11.0%	1,023,611	938,418	9.1%
Unallocated corporate expense (1)	123,173	126,623	(2.7)%	242,823	248,794	(2.4)%
Mark-to-market adjustment for commodity derivatives (2)	11,556	(39,886)	NM	(5,532)	(4,940)	12.0%
Long-lived asset impairment charges	—	—	NM	208,712	—	NM
Costs associated with business realignment initiatives	14,454	62,095	(76.7)%	61,442	76,525	(19.7)%
Non-service related pension	4,215	9,205	(54.2)%	8,583	14,306	(40.0)%
Acquisition integration costs	11	1,462	(99.2)%	311	1,462	(78.7)%
Operating profit	315,341	262,762	20.0%	507,272	602,271	(15.8)%
Interest expense, net	24,126	21,338	13.1%	47,867	42,343	13.0%
Other expense, net	10,098	8,128	24.2%	9,927	(13,097)	NM
Income before income taxes	$281,117	$233,296	20.5%	$449,478	$573,025	(21.6)%

 (1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Includes gains and losses on commodity derivative instruments which have been excluded from segment income until the related inventory is sold.
NM - not meaningful

	Second Quarter		Six Months
	2017	2016	2017	2016
Segment income as a percent of net sales:
North America	31.2%	29.5%	32.1%	31.0%
International and Other	4.5%	(1.8)%	2.6%	(4.3)%

The Hershey Company
Consolidated Balance Sheets
as of July 2, 2017 and December 31, 2016
(in thousands of dollars)

Assets	2017	2016
	(unaudited)
Cash and cash equivalents	$214,062	$296,967
Accounts receivable - trade, net	417,457	581,381
Inventories	936,437	745,678
Prepaid expenses and other	343,573	192,752

Total current assets	1,911,529	1,816,778

Property, plant and equipment, net	2,033,790	2,177,248
Goodwill	818,068	812,344
Other intangibles	378,271	492,737
Other assets	182,980	168,365
Deferred income taxes	55,590	56,861

Total assets	$5,380,228	$5,524,333

Liabilities and Stockholders' Equity

Accounts payable	$471,545	$522,536
Accrued liabilities	641,743	750,986
Accrued income taxes	6,863	3,207
Short-term debt	621,965	632,471
Current portion of long-term debt	89	243

Total current liabilities	1,742,205	1,909,443

Long-term debt	2,349,756	2,347,455
Other long-term liabilities	397,204	400,161
Deferred income taxes	21,081	39,587

Total liabilities	4,510,246	4,696,646

Total stockholders' equity	869,982	827,687

Total liabilities and stockholders' equity	$5,380,228	$5,524,333